Exhibit 99.1

AMENDED AND RESTATED

AGREEMENT TO FILE JOINT SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of Jyong Biotech Ltd., a Cayman Island company.  The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: 24 April 2026	/s/ Kuo Fu-Feng
	Name:	Ms. Kuo Fu-Feng

Dated: 24 April 2026	Perfect Minds Co., Ltd

	By:	/s/ Kuo Fu-Feng
	Name:	Ms. Kuo Fu-Feng
	Title:	Director

Dated: 24 April 2026	Innovation Global Group Limited

	By:	/s/ CHOA Kin Wai
	Name:	CHOA Kin Wai
	Title:	Director of Top Goal Management Limited, the Sole Director of Innovation Global Group Limited

Dated: 24 April 2026	The Innovation Trust By: Unity Trust Limited, as trustee

	By:	/s/ CHOA Kin Wai
	Name:	CHOA Kin Wai
	Title:	Director of Unity Trust Limited, the trustee of The Innovation Trust